EXHIBIT 23

Report of Independent Registered Public Accounting Firm

The Board of Directors
Harris Teeter Supermarkets, Inc.:

We consent to the incorporation by reference in the registration statements No. 33-26302, No. 33-56567, No. 333-19085, No. 333-22659, No. 333-53671, No. 333-62768, No. 333-98265, No. 333-105665, No. 333-131927, No. 333-143746 and No. 333-172395 on Form S-8 of Harris Teeter Supermarkets, Inc. and subsidiaries of our reports dated December 2, 2013 with respect to the consolidated balance sheets of Harris Teeter Supermarkets, Inc. and subsidiaries as of October 1, 2013 and October 2, 2012, and related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended October 1, 2013, and the related financial statement schedule "Valuation and Qualifying Accounts," management's assessment of the effectiveness of internal control over financial reporting as of October 1, 2013 and the effectiveness of internal control over financial reporting as of October 1, 2013, which reports appear in the annual report on Form 10-K of Harris Teeter Supermarkets, Inc. for the fiscal year ended October 1, 2013.

/s/ KPMG LLP
Charlotte, North Carolina
December 2, 2013